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                                                                    EXHIBIT 10.7

                          PROPERTY MANAGEMENT AGREEMENT

        This Agreement (the "Agreement") is made as of June 20, 2001 by and between CRIT-NC IV, LLC, a Delaware limited liability company (the "Owner"), and Cornerstone Realty Income Trust, Inc., a Virginia corporation (the "Manager").

                                    RECITALS:

        Owner is the owner of the apartment communities listed on Schedule A
                                                                  ----------
hereto (collectively, the "Properties"). Owner has selected Manager to manage the Properties on the terms and conditions set forth in this Agreement.

        NOW THEREFORE, for good and valuable consideration, receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

        1. Designation of Property Manager. Owner hereby engages Manager as the
           -------------------------------
sole and exclusive manager to rent, manage and operate the Properties, upon the conditions and for the term and compensation herein set forth. All or a portion of the services being performed by Manager may be contracted or subcontracted to another property management company, provided that such company agrees in writing to be bound by the terms of this Agreement.

        2. Term of Agreement. This Agreement shall be valid for an initial term
           -----------------
of two (2) years. In the event Owner sells its interest in a Property, this Agreement will terminate as to such Property upon the date of such sale. This Agreement shall renew automatically for successive terms of two (2) years, on the same terms and conditions as set forth in this Agreement, unless a party elects not to renew this Agreement by delivering written notice to the other party at least sixty (60) calendar days before the end of any two-year term.

        3. Acceptance of Engagement. Manager hereby accepts its engagement as
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the manager of the Properties and agrees to perform all services necessary for the care, protection, maintenance and operation of the Properties. Without limiting the scope of the foregoing:

          (a) Manager shall collect all rents and other income from the Properties, provided that nothing herein contained shall constitute a guarantee by Manager of the payment of rent by tenants.

          (b) Manager shall purchase, at the expense of Owner, all equipment, tools, appliances, materials, supplies and uniforms necessary for the maintenance or operation of the Properties.

          (c) Manager shall contract on behalf of Owner for water, gas, electricity and other services necessary for the operation and maintenance of the Properties.

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           (d) Manager shall advertise for the rental of units at the
Properties, the cost of which shall be paid by Owner.

           (e) Manager shall use all reasonable efforts to keep the Properties rented by procuring tenants for the Properties and negotiating and executing on behalf of Owner all leases for units at the Properties.

           (f) Manager shall hire, evaluate, supervise, discharge and pay all employees or contractors necessary for the management and operation of the Properties. Owner agrees that all wages and compensation (and federal and state unemployment insurance and other required charges) with respect to such employees and contractors shall be paid from Owner's funds.

           (g) Manager shall prepare and file all returns and other documents (other than promissory notes, mortgages, deeds of trust or other documents or instruments which would encumber the Properties) required under the Federal Insurance Contributions Act and the Federal Unemployment Tax Act, or any similar federal or state legislation. Manager also shall file returns and reports, and pay from Owner's funds, all sums as may be required from time to time by the states or localities in which the Properties are located.

           (h) Manager shall maintain accurate and complete books of account with entries for all receipts and expenditures, and such books of account shall be the property of Owner and shall at all times be open to the inspection of Owner, or any of its employees or duly authorized agents.

           (i) Manager shall deliver to Owner of all lenders' annual property inspection letters regarding repairs necessary to avoid mortgage loan defaults. Manager shall deliver a detailed monthly statement of all receipts and disbursements on or before the 20th day of each month for the preceding month. Such statement shall show the status of collections, shall be supported by cancelled checks, vouchers, duplicate invoices and similar documentation covering all items of income and expense, and shall be kept in Manager's office and shall be available for inspection by Owner's representatives at all times. Manager also shall deliver a monthly operating statement showing the income and expense for the month, for the year-to-date and for the same month of the preceding year. The cost of performing the accounting functions outlined in paragraph (h) and this paragraph (i) shall be paid by Owner pursuant to the terms of this Agreement.

           (j) Manager shall deliver to Owner annual reports containing a composite financial report of the monthly statements provided in accordance with paragraph (i), plus a statement by Manager as to the operations of the Properties during the previous year and recommendations, if any, as to necessary policy changes or improvements for the forthcoming year, accompanied by an estimated budget for such items.

           (k) Manager shall deliver to Owner from time to time, and at least semi-annually, a tentative budget of expenses.

           (l) Manager shall deliver to Owner from time to time, and at least annually, the following schedules with respect to the Properties: (1) forecast of rental and occupancy changes;

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(2) review of lease negotiations; (3) annual analysis of leases; and (4)
schedule of capital improvements and method of financing such improvements.

           (m) Manager shall deliver to Owner, on a regular basis, all forms necessary to operate and lease the Properties and manage the personnel, including but not limited to form leases, contracts and management policies.

           (n) During the initial term of this Agreement, Manager shall supervise the transition from the former owners of the Properties and shall, to the extent necessary, implement new management systems with respect to the operation of the Properties.

         4. Deposits of Rent and Other Income. All sums received from rents,
            ---------------------------------
tenant security deposits or other deposits on units at the Properties, deposits on keys and other income from the Properties, shall be deposited as collected by Manager to the credit of Owner in such bank or banks as may be designated by Owner from time to time. Such funds shall be disbursed only in accordance with the terms of each particular lease and any applicable federal, state or local laws, regulations or ordinances.

         5. Insurance. Owner shall place all insurance policies with respect to
            ---------
the Properties and their operation. Manager shall be included as an insured in the policies covering general liability, public liability and workers' compensation insurance. In the event Manager is authorized by Owner to place insurance policies, the companies, the general agents, the amounts of coverage and the risks insured shall be subject to the approval of Owner.

         6. Indemnification. Owner hereby agrees to indemnify Manager against,
            ---------------
and to hold Manager harmless from, any loss, cost or expense (including reasonable investigative expenses and legal fees), judgment, award, settlement, fine, penalty and liability of any kind incurred by or asserted against Manager by reason of, or in connection with, the engagement of Manager hereunder, the performance by Manager of the services described herein or the occurrence or existence of any event or circumstance which results or is alleged to have resulted in any death or injury to any person, any destruction of, or damage to, any of the Properties, or any suit, action or proceeding (whether threatened, initiated or completed) arising from any of the foregoing. Notwithstanding the preceding, however, no such indemnification of Manager shall be made, and Manager shall indemnify Owner against, and shall hold Owner harmless from, any loss that a court of competent jurisdiction shall determine, by final adjudication, to have resulted from willful misconduct, gross negligence or fraud by or on the part of Manager.

         7. Compensation of Manager for Managing the Properties. Owner shall pay
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to Manager a "Property Management Fee" for management of the Properties pursuant to this Agreement in an amount equal to five percent (5%) of the monthly gross revenues from the Properties. The Property Management Fee shall be paid to Manager on or before the 10th day of each month and shall be based upon the income from the Properties received by Owner (for such month) by such date. If additional income from the Properties is received by Owner after such date, the sum due to Manager with respect to such additional income shall be paid to Manager when Manager is paid its fees for the next succeeding month.


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         8. Reimbursement of Expenses. Owner shall reimburse Manager for
            -------------------------
Manager's expenses, including salaries and related overhead expenses, associated with bookkeeping, accounting and financial reporting services pertaining to the Properties.

         9. Reserves for Capital Items. Owner acknowledges that the budget of
            --------------------------
expenses prepared by Manager, pursuant to paragraph 3(k), shall contain a category labeled "Reserve for Capital Items." Owner agrees to place rents and other income in a bank account, or to permit Manager to transfer Owner's funds to such account, in sufficient amounts to meet the needs reflected in such budget. Such funds shall be placed in the account on a monthly basis as reflected in the budget.

         10. Cash Flow. Owner acknowledges that the budget of expenses prepared
             ---------
by Manager, pursuant to paragraph 3(k), shall contain a category labeled "Cash Flow." Owner agrees, in the event that the budgeted cash flow for the Properties is negative in any month covered by the budget, to place sufficient funds in a bank account, or to permit Manager to transfer Owner's funds to such account, to correct the budgeted operating deficit. Such funds shall be placed in such account at least forty-five (45) calendar days before the budgeted deficit is to occur.

         11. Power of Attorney. Owner hereby makes, constitutes and appoints
             -----------------
Manager as Owner's true and lawful attorney-in-fact, for Owner and in its name, place and stead and for its use and benefit, to sign, acknowledge and file all documents and agreements (other than promissory notes, mortgages, deeds of trust or other documents or instruments which would encumber the Properties) necessary to perform or effect the duties and obligations of Manager under the terms of this Agreement. The foregoing power of attorney is a special power of attorney coupled with an interest, and may only be terminated by canceling this Agreement as provided herein.

         12. Relationship of Parties. The parties agree and acknowledge that
             -----------------------
Manager is, and shall operate as, an independent contractor in performing duties and services under this Agreement, and shall not be deemed an employee or agent of Owner.

         13. Entire Agreement. This Agreement represents the entire
             ----------------
understanding between the parties hereto with regard to the transactions described herein and may only be amended by a written instrument signed by the party against whom enforcement is sought.

         14. Governing Law. This Agreement shall be construed in accordance
             -------------
with, and be governed by, the laws of the Commonwealth of Virginia, without regard to any rules or principles thereof regarding choice or conflicts of laws.

                          (next page is signature page)

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WITNESS the following signatures:


OWNER:                     CRIT-NC IV, LLC
-----                      a Delaware limited liability company

                           By:    CRIT Special III, Inc.
                                  a Virginia corporation

                           Title: Sole Member

                                  By:      /s/ Stanley J. Olander, Jr.
                                           ----------------------------------
                                               Stanley J. Olander, Jr.,
                                               Vice President





MANAGER:                   Cornerstone Realty Income Trust, Inc.
-------                    a Virginia corporation

                           By:      /s/ Stanley J. Olander, Jr.
                                    ----------------------------------
                                    Stanley J. Olander, Jr.,
                                    Executive Vice President

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                                   Schedule A

                              (List of Properties)

The Properties consist of those real properties, together with all improvements thereon, that are located at the following addresses:

         Deerfield Apartments
         910 Constitution Drive
         Durham, North Carolina  27705

         Meadow Creek Apartments
         12821 Meadow Creek Lane
         Pineville, North Carolina  28134

         Pinnacle Ridge Apartments
         600 Merrimon Drive
         Asheville, North Carolina  28804

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